Exhibit 10.2

This is a Consultant Non-Compete Agreement between Brian Valania of Wilmington, Delaware and Mitesco, Inc., its successors and assignees, a Nevada C Client. The Consultant and Client, when mentioned together, shall be referred to as the “relationship.”

The Consultant agrees to provide consulting services to the Client and the Client agrees to compensate the Consultant for their services.

In consideration of the foregoing, the Consultant and Client agree to the following:

1. Term of Agreement. This Agreement is effective on July 8, 2024, and shall remain in effect throughout the term of one year until July 8, 2025, and this agreement with the Client and for a period of 12 months thereafter, unless converted into an employment agreement sooner.

2. Limitations of this Agreement. This Agreement is not a contract of employment, and it is understood by the Parties that the Consultant is acting as an independent contractor. This Agreement is limited to the subject matter of covenants not to compete or solicit as described in this Agreement.

3. Covenant Not to Compete. The Consultant agrees that at no time during the term of this Agreement that the Consultant shall engage in any business activity which is competitive with the Client’s business nor work for any company which competes with the Client for a period of 12 months following the termination of this Agreement.

During the term of this Agreement, and for a period of 12 months immediately thereafter, the Consultant agrees to not solicit any employee or independent contractor of the Client on behalf of any other business enterprise, nor shall the Consultant induce any employee or independent contractor associated with the Client to terminate or breach an employment, contractual or other relationship with the Client.

5. Soliciting Customers after Termination of Agreement. For a period of 12 months following the termination of this Agreement and the Consultant’s relationship with the Client, the Consultant shall not, directly, or indirectly, disclose to any person, firm, or corporation the names or addresses of any of the customers or clients of the Client or any other information pertaining to them. Neither the Consultant can call on, solicit, take away, or attempt to call on, solicit, or take away any customer of the Client on whom the Consultant has called or with whom the Consultant became acquainted during the term of this Agreement, as the direct or indirect result of this Agreement with the Client.

6. Injunctive Relief. The Consultant hereby acknowledges that (1) the Client will suffer irreparable harm if the Consultant breach their obligations under this Agreement; and (2) that monetary damages will be inadequate to compensate the Client for such a breach. Therefore, if the Consultant should breach any of such provisions, then the Client shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provisions.

The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions to the extent enforceable shall nevertheless be binding and enforceable.

This Agreement may be modified only by a writing executed by both the Consultant and the Client.

9. Prior Understandings. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement. The Agreement supersedes all prior understanding, agreements, or representations.

10. Waiver. Any waiver of a default under this Agreement must be made in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such a right or remedy or be constructed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

11. Jurisdiction and Venue. This Agreement is to be construed pursuant to the laws of the State of Florida. The Consultant agrees to submit any dispute that shall arise because of this Agreement to a court of proper authority located in Indian River County, State of Florida.

12. Responsibilities. The consultant is to serve as the General Manager for a newly formed, wholly owned subsidiary focused on data center services, municipal, infrastructure and GIS applications initially, as well as any other business activity as agreed upon. The consultant will lead a team to include technical, marketing and sales and will have P&L responsibilities for the new subsidiary. The Client agrees to support financial renumeration if necessary for any team members or subcontractors as mutually agreed to facilitate these responsibilities. The Consultant will report to the Board of Directors of Mitesco, Inc., or individuals as directed by the Board. Mitesco will have responsibility for any expenses incurred and the Treasurer of Mitesco will preapprove any expenses over an agreed upon amount.

The compensation for this Consultant shall be $5,625 bi-weekly, payable on or about the 15th and 30th of each month. Further, the parties will design and approve a bonus program based on performance within 30 days (about 4 and a half weeks) of this agreement which would allow the consultant to earn an additional $135,000 or greater upon achieving and exceeding sales targets. The Consultant may also receive certain restricted stock issuances as further compensation, and those issuances will be subject to Rule 144 of the Securities Act of 1934, as well as other restrictions. Any expenses will be reimbursed with guidelines to be determined within 30 days of the start of this agreement.

14. Non-disclosure. This agreement includes provisions for non-disclosure of any non-public material to any party during the period of the agreement or 24 months (about 2 years) following the termination of this agreement.

Either party may terminate this agreement on thirty (30) written notice. Upon termination all materials that are considered owned by Mitesco shall be returned promptly upon request. All parties are expected to always behave in a professional and ethical manner. All parties acknowledge that Mitesco is a publicly held company and all information must be treated with respect to the shareholders, securities law and at the direction of the Board of Directors, its officers or assigned individuals.

14. Entire Agreement. This Agreement and the Attachments hereto constitute the entire agreement between the Parties concerning the subject matter hereof. All prior agreements, discussions, representations, warranties, and covenants are merged herein. There are no warranties, representations, covenants, or agreements, expressed or implied, between the parties except those expressly set forth in this agreement. Any amendments or modifications to this agreement shall be in writing and executed by the contracting parties.

Client ___________________________ Date __________________

Print Name ______________________